EXHIBIT  99.1

ICEWEB, INC. ANNOUNCES A DEFINITIVE MERGER AGREEMENT WITH PROMARK, INC., THE
PREMIER VALUE-ADDED STORAGE DISTRIBUTOR IN THE UNITED STATES

IceWEB Consolidated Revenues Expected to Exceed $100 Million for Fiscal 2011

STERLING, Va. – (MARKET WIRE) – March 7, 2011 – IceWEB, Inc.™ (OTCBB:IWEB.ob - News), www.IceWEB.com, a leading provider of Unified Data Storage and building blocks for cloud storage networks, announced today that it has reached a definitive merger agreement with Annapolis Junction, Maryland-based Promark Technology, Inc. (“Promark”), a privately-held, national distributor of data storage products and solutions.

With a history of transforming small-share storage brands into market leaders, Promark is a 26 year old private company with a nationwide network of over 1200 value added resellers. The company focuses on selling storage solutions to mid-size and enterprise companies and to organizations in both the private and public sectors.

Currently operating at a $100 million annual revenue run rate, Promark has no debt, over $20,000,000 in current assets and a $10 million line of credit with BB&T bank.  Promark has acted as the primary distribution partner for some of the leading storage companies including EqualLogic (acquired by Dell), LeftHand Networks (acquired by HP) and Compellent (acquired by Dell). In December 2010, Promark acquired Nixsar Data Systems, a national storage services and engineering organization with specific expertise in planning, designing, training and installing enterprise data storage systems.

Mr. John R. Signorello, Chairman & CEO of IceWEB, stated, “This is an extraordinary vertical integration merger that will benefit all parties.  Customers will have instant access to IceWEB’s outstanding Unified Storage Products along with Promark’s professional engineering services.  IceWEB’s shareholders will own shares of a company whose revenues, profits and market share are projected to show immediate and dramatic improvement.

“We have known the Promark team for a considerable time and have the greatest respect for their professionalism, expertise and understanding of the storage space and our shared aspirations.  Both firms have looked at the storage space and recognized that to succeed a company must have several things, some of which IceWEB had and some of which Promark Technology had.  The combined company will be a data storage powerhouse with over 1200 plus channel partners and a leading 128 bit file system platform.  When you blend that with a professional engineering services arm and the ability to ship and deliver expeditiously, the sky is the limit for the combined company. As one entity, we will have all the missing piece(s) of the puzzle necessary for sustained growth and success in the data storage space.  We are tremendously excited by this joining of forces and look forward to the ability to scale up our production to meet the demand that will result from Promark’s sales efforts.”

Mr. Dale Foster, Promark President, stated, “Our experience marketing the IceWEB Storage Appliance line of products quickly brought us to the realization that IceWEB’s unified storage approach gave it a competitive edge, and one that could very rapidly carve out a significant share of the market.  It has always been a concern for us that we spend a great deal of time, resources and energy to develop channels for emerging storage companies that eventually are acquired. We want an opportunity to fully reap the rewards of our channel building efforts. We believe that the time is right for Promark to be a part of developing the IceWEB product line.  We looked for a partner that had the advanced technology to successfully compete in the rapidly growing storage market and that company is IceWEB.  We know the people, we know the product, we know the space, we know the potential.  We and the IceWEB team are enthusiastic about this merger and are expecting tremendous results.”

About IceWEB and Promark Technology
IceWEB, Inc., headquartered just outside of Washington, D.C. manufactures and markets data storage products.  For more information, please visit www.iceweb.com.

Promark Technology’s core technology focus is distributing data storage and electronic document imaging products and solutions through a two-tier distribution channel selling to value added resellers (VARs) and system integrators.

The consolidated new company, IceWEB, Inc., will be headquartered at Promark’s facility in Annapolis Junction, Maryland. For more information, please visit www.promarktech.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,”  will,”  “should,”   “expects,”  “plans”,  “targets,”   “believes,”  “anticipates,”  “estimates,”  “predicts,”  “potential,” or “continue,” or the negative of those words or comparable words.  These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated.  Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward- looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document whether the result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:
IceWEB, Inc.
Investor Relations, 571.287.2400
investor@iceweb.com
or
Stephen D. Axelrod, CFA,/Adam Lowensteiner
212.370.4500/(212) 370-4505
steve@wolfeaxelrod.com/adam@wolfeaxelrod.com
Wolfe Axelrod Weinberger Associates, LLC.